United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2006, Eastern Shore Natural Gas Company (“ESNG”), a wholly owned natural gas transmission subsidiary of Chesapeake Utilities Corporation (“Chesapeake”), entered into Precedent Agreements with Chesapeake, through its Delaware and Maryland Divisions, and Delmarva Power & Light Company (“DPL”), to provide additional firm transportation services for 20 years upon completion of ESNG’s latest proposed pipeline expansion project. Chesapeake and DPL (each, a “Customer” and, together, “Customers”) are currently parties to existing firm natural gas transportation service agreements with ESNG. In terms of ESNG’s total volumes transported in 2005, Chesapeake and DPL accounted for 33 percent and 11 percent, respectively.

ESNG has proposed to develop, construct and operate new pipeline facilities that would originate in Calvert County, MD, cross the Chesapeake Bay into Dorchester and Caroline Counties, MD, and then interconnect with ESNG’s existing facilities in Sussex County, DE. The total cost of the project is estimated at $93 million, with the final cost dependent upon the ultimate design of the pipeline, construction materials and labor costs.

Pursuant to the Precedent Agreements, the parties have agreed to proceed with obtaining the necessary governmental and regulatory authorizations, including the approval of the Federal Energy Regulatory Commission (“FERC). If an application for authorization to construct the project has not been filed with the FERC within 24 months of May 31, 2006 (the date the Precedent Agreements were executed), either Customer or ESNG may terminate its respective Precedent Agreement.

The Precedent Agreements provide that ESNG and each Customer shall enter into (1) an extension of their respective existing service agreements and (2) a firm transportation service agreement for a daily transportation quantity of 30,000 dekatherms upon (a) receipt of all necessary approvals for the project, (b) ESNG’s receipt of a formal financial commitment related to the financing of the project, and (c) final approval by ESNG’s board of directors.

If any one of the conditions described in (a), (b), or (c) above is not satisfied within 24 months after the FERC formally accepts ESNG’s application and institutes a decisional proceeding, either party (either Customer or ESNG) may thereafter, at its option, terminate their respective Precedent Agreement, and ESNG may withdraw its application.

Upon obtaining the final approvals and execution of the service contract extensions and the firm transportation service agreements, ESNG will initiate construction of the pipeline and facilities necessary to implement the firm transportation services. Services could commence as early as November 1, 2009, although either Customer may delay the date, as long as the request for deferral is communicated to ESNG by March 31, 2007. However, if the firm transportation services have not commenced within 24 months of the agreed upon date, either ESNG or the respective Customer may terminate its respective Precedent Agreement or the firm transportation service agreement, whichever is in effect at that time.

During the negotiations of the Precedent Agreements, ESNG and each of the Customers entered into Letter Agreements, which provide that, in the event that the project is not placed into service, each Customer would pay over a period of no less than 20 years up to $2 million of pre-certification costs incurred by ESNG, subject to FERC approval.

Copies of the Precedent Agreements (including the Letter Agreements) are being filed as Exhibits 10.1 through 10.3 to this report and are incorporated by reference into this Item 1.01. The description of the Precedent Agreements and the Letter Agreements above is a summary and does not purport to be complete and is qualified in its entirety by reference to the Precedent Agreements and the Letter Agreements.

A copy of the press release, dated June 2, 2006, announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: June 2, 2006